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                                                                     Exhibit 5.1


                                October 25, 2000

(212) 351-4000                                                     C 66241-00035

NRG South Central Generating LLC
901 Marquette Avenue, Suite 2300
Minneapolis, Minnesota 55402-3265

       Re: Registration Statement on Form S-4 for NRG South Central Generating
LLC

Ladies and Gentlemen:

       We have acted as special counsel for NRG South Central Generating LLC, a Delaware limited liability corporation (the "Issuer"), and its wholly-owned subsidiary, Louisiana Generating LLC, a Delaware limited liability corporation (the "Subsidiary Guarantor"), in connection with the Issuer's registration, on a Form S-4 Registration (the "Registration Statement") under the Securities Act of 1933, as amended, of (i) $500,000,000 aggregate principal amount of 8.962% Series A-1 Senior Secured Bonds due 2016 and (ii) $300,000,000 aggregate principal amount of 9.479% Series B-1 Senior Secured Bonds due 2024 (the "New Bonds"), which are to be guaranteed on a senior secured basis pursuant to a guarantee (the "Guarantee") by the Subsidiary Guarantor.

       The New Bonds will be offered in exchange for like principal amounts of the Issuer's outstanding 8.962% Series A Senior Secured Bonds due 2016 and 9.479% Series B Senior Secured Bonds due 2024 (the "Old Bonds") pursuant to that certain Exchange and Registration Rights Agreement, dated as of March 30, 2000, by and among the Issuer, the Subsidiary Guarantor, Chase Securities Inc. and Lehman Brothers Inc. (the "Registration Rights Agreement"). The Registration Rights Agreement was executed in connection with the private placement of the Old Bonds.

       The New Bonds will be issued pursuant to that certain Indenture, dated as of March 30, 2000, by and among the Issuer, the Subsidiary Guarantor and The Chase Manhattan Bank, as Bond Trustee, and The Chase Manhattan Bank, as Depositary Bank, (the "Indenture").

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NRG South Central Generating LLC
October 25, 2000
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       We are familiar with the actions taken and to be taken by the Issuer and the Subsidiary Guarantor in connection with the registration and offering of the New Bonds. On the basis of such knowledge and such investigation as we have deemed necessary, and subject to the limitations set forth below, we are of the opinion that:

              (i) the New Bonds have been duly authorized by the Issuer and, when issued in exchange for the Old Bonds pursuant to the terms of the exchange offer described in the Registration Statement and the Indenture, will be validly issued and will constitute legal and binding obligations of the Issuer; and

              (ii) the Guarantee has been duly authorized by the Subsidiary Guarantor and will be validly issued and will constitute the legal and binding obligation of the Subsidiary Guarantor.

       Our opinions are subject to limitations imposed by (i) applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors' rights generally, including, without limitation the effect of statutory or other laws regarding fraudulent conveyances or transfers or preferential transfers and (ii) general principles of equity, whether considered at law or at equity, including, without limitation, concepts of materiality, reasonableness, good faith and fair dealing.

       Our opinions are limited to the effect of the present state of the laws of the State of New York, the United States of America and the State of Delaware. We are not admitted to practice in the State of Delaware, however, we are generally familiar with the Delaware General Corporation Law as presently in effect and have made such inquiries as we consider necessary to render the opinions contained herein. We assume no obligation to revise or supplement our opinions should the present laws, or the interpretation thereof, be changed.



       We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to this firm under the heading "Legal Matters" contained in the prospectus that forms a part of the Registration Statement.

                                                Very truly yours,

                                                /s/ Gibson, Dunn & Crutcher LLP

                                                GIBSON, DUNN & CRUTCHER LLP


SPB/JKM